Contact: Thomas Kiral
S&T Insurance Group, LLC
724-465-6727

TO BE RELEASED:

11:00 a.m., Monday, December 12, 2005

S&T Bank Acquires Insurance Agency

Indiana, Pennsylvania - S&T Bank (NASDAQ: STBA) announced today that it has entered into a definitive agreement, effective January 1, 2006, to acquire Holsinger Agency, Inc. The agency will be known as Evergreen Insurance Associates, LLC and continue to operate from its existing office located at 33 South Sixth Street in Indiana, Pa.

Thomas Kiral, president - S&T Insurance Group, LLC, said, "This acquisition is a natural fit for Evergreen because its principals share our guiding philosophy of providing quality insurance programs structured to our customers' individual needs. This office will not only provide us with a visible presence within Indiana, but also with tremendous opportunities to service the insurance needs of community residents and businesses."

He added, "This office further expands the current offering of a complete line of commercial and personal coverages from some of the most respected carriers in the business. These offerings complement S&T Bank's overall service strategy of providing exceptional customer service and a full array of financial solutions."

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S&T Insurance Acquires
Insurance Agency

Gregory Holsinger, president - Holsinger Agency, Inc., said, "We are excited to become the hometown presence of Evergreen Insurance. The opportunity to join with S&T Bank and Evergreen Insurance benefits our customers, staff and insurance carriers."

Evergreen Insurance Associates, LLC was founded in 1980 and became a division of S&T Insurance Group, LLC, a wholly owned subsidiary of S&T Bank in August 2002. On January 1, 2005, S&T Bank acquired the Bennett Group. Evergreen Insurance operates offices in Ebensburg, Greensburg, Altoona, Brookville and Indiana, Pa. and provides customers access to the region's largest and most highly regarded group of insurance carriers to meet both personal and commercial insurance needs.

Headquartered in Indiana, Pa., S&T Bancorp, Inc. operates 50 offices within Allegheny, Armstrong, Blair, Butler, Cambria, Clarion, Clearfield, Indiana, Jefferson and Westmoreland counties. With assets of $3.1 billion, S&T Bancorp, Inc. stock trades on the NASDAQ National Market System under the symbol STBA.